EXHIBIT 23.2
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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statement of Dice Holdings, Inc, on Form S-8 of our report dated January 20, 2006 except for Notes 7 and 12 which are dated as of April 4, 2007 and Note 13 which is dated as of May 15, 2007, relating to the balance sheet of Dice Inc. and subsidiaries as of August 31, 2005 (before the purchase transaction as described in Notes 1 and 2) and December 31, 2004, and the related statements of income, stockholders' equity and comprehensive income, and cash flows for the eight-month period ended August 31, 2005 (before the purchase transaction as described in Notes 1 and 2) and the year ended December 31, 2004, which appears in Dice Holdings Inc.'s registration statement on Form S-1 (Registration No. 333-141876).


/s/ LWBJ LLP

West Des Moines, Iowa
July 23, 2007